SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

January 8, 2007 (December 29, 2006)
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Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
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(Exact name of registrant as specified in its charter)

Delaware
______________________________
(State or other jurisdiction of incorporation)

333-131875 (Commission File Number)	20-0065053 (IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231
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(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01: Entry into Material Definitive Agreement

Acceptance of Subscription Agreements and Initial Closing of Offering of Common Stock

On December 29, 2006, Zion accepted subscription agreements in a total amount of $ 3,058,349 received from 940 subscribers to its public offering of shares of common stock (the "offering") which is the subject of Zion's Registration Statement on Form SB-2 as declared effective by the Securities and Exchange Commission on September 26, 2006 (the "Registration Statement"). Pursuant to the accepted subscription agreements, the subscribers subscribed for 436,907 shares of Zion's common stock at $7.00 per share to be issued by Zion at the initial closing of the offering (the "initial closing"), which initial closing was conditioned on the receipt into an escrow account established by Zion at Sterling Trust Company of acceptable cash subscriptions for a minimum of 350,000 shares ($2,450,000) by December 26, 2006. The required minimum was timely met on December 22, 2006. Of the total subscriptions subject of the accepted agreements, $ 2,870,679 were for cash and $ 187,670 were debt conversion.

The initial closing took place on December 29, 2006. In respect of the initial closing Zion issued instructions to the escrow agent to disburse proceeds of the cash subscriptions in the amount of $ 2,659,554 to the company and issued instructions for 436,907 shares of its common stock to its transfer agent to be distributed in accordance with the directions of the subscribers. The remaining $ 211,125 of funds in the escrow account were distributed at the initial closing to Network 1 Financial Services, Inc., the underwriter of the offering, and its placement agents, in accordance with the terms of the underwriting agreement as described in the Registration Statement, as follows: $ 164,083 in commissions and $47,042 of expense reimbursement. At the initial closing, Zion also issued to the underwriter, in accordance with the terms of the underwriting agreement, an Underwriter's Warrant to purchase 13,107 shares of Zion common stock at a price of $8.75 per share to be exercisable for a period beginning six months after the final closing of the offering and expiring on December 29, 2009.

Zion will use the proceeds of the initial closing for the purposes and in the amounts described in the Registration Statement.

Item 8.01: Other Events

1. American Stock Exchange Listing and Commencement of Trading

In connection with the anticipated listing of its shares of common stock for trading on the American Stock Exchange LLC (the "AMEX") on December 18, 2006, Zion signed and submitted a Listing Agreement (the "Listing Agreement") to the AMEX. On December 20, 2006, the AMEX accepted the Listing Agreement. By the terms of the Listing Agreement, Zion inter alia certifies that it will comply with all AMEX rules, policies and procedures that apply to listed companies.

Following the initial closing and in accordance with the terms of the Listing Agreement, Zion's common stock was listed and commenced trading on the AMEX on January 3, 2007 under the trading symbol ZN.

2. Exercise and Expiry of Certain Warrants for Purchase of Common Stock

During the quarter ended December 31, 2006, the following warrants for the purchase of shares of common stock of Zion were exercised or expired. All shares underlying the warrants were registered by Zion in the Registration Statement.

(i) $3 Warrants - Warrants to purchase at $3.00 per share 10,000 shares of common stock underlying $3 Warrants of the company were exercised in consideration of $15,000 cash and the exchange of $15,000 of debt owed by the company to one of its directors. No $3 Warrants remain outstanding.

(ii) D Warrants - Warrants to purchase 55,750 shares of common stock underlying D Warrants of the company at $4.00 per share were exercised in consideration of: (A) $171,830 in cash and (B) $ 51,170 in exchange of debt owed by the company to three of its directors. D Warrants to purchase 19,250 shares of common stock expired unexercised. No D Warrants remain outstanding.

(iii) E Warrants - Warrants to purchase 208,057 shares of common stock underlying E Warrants of the company at $5.00 per share were exercised in consideration of: (A) $ 829,285 in cash and (B) $ 211,000 in exchange of debt owed by the company to certain of its officers, directors and shareholders. E Warrants to purchase 228,143 shares of common stock expired unexercised. No E Warrants remain outstanding.

3. Termination of Certain Voting Agreements

Effective December 31, 2006, certain Stockholders and Voting Agreements by and among Zion, certain of its executive officers and certain of its shareholders (the "2005 Voting Agreements") terminated in accordance with their terms. Under the terms of the 2005 Voting Agreements, certain shareholders of the Company granted irrevocable voting proxies to certain of Zion's executive officers. With the termination of the 2005 Voting Agreements, all Zion's common shares previously subject to the irrevocable proxies provided for in the Agreements are now free from the provisions thereof and may be freely voted by the holders of such shares as they see fit.

Specifically, the termination of the 2005 Voting Agreements affect a total of 1,122,785 shares of common stock as follow:

(i) 93,000 shares previously subject to a 2005 Voting Agreement among the Company, John Brown and certain shareholders;

(ii) 311,918 shares previously subject to a 2005 Voting Agreement among the Company, Eugene A. Soltero and certain shareholders;

(iii) 423,834 shares previously subject to a 2005 Voting Agreement among the Company, Richard Rinberg and certain shareholders;

(iv) 157,450 shares previously subject to a 2005 Voting Agreement among the Company, Philip Mandelker and certain shareholders; and

(v) 136,583 shares previously subject to a 2005 Voting Agreement among the Company, Glen H. Perry and certain shareholders.

4. Announcement of Anticipated Second Closing of Offering

On January 3, 2007, Zion announced that it was scheduling a second closing of its offering which is the subject of the Registration Statement to take place on January 29, 2007, unless the offering is earlier terminated. The terms of the continuing offering will be the same as prior to the initial closing at $7.00 per share with a 100 share minimum. See press release attached as Exhibit 99 at Item 9.01(d) below.

Under the terms of the offering, Zion may schedule multiple additional closings during the period following the initial closing through the earlier of (i) March 26, 2007 (subject to further extension for up to an additional 60 days) or (ii) the date on which a total of 2,000,000 shares have been subscribed and accepted - unless earlier terminated by the company.

Item 9.01(d)

Exhibit 99 - Press Release dated January 3, 2007.

SIGNATURES

Pursuant to the requirements of The Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: January 8, 2007

Zion Oil and Gas, Inc.

By: /s/ Eugene A. Soltero /s/

Eugene A. Soltero
Chief Executive Officer